Exhibit 15.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-176419, 333-183976 and 333-201326) and on Form F-3 (Nos. 333-179792 and 333-182997) of BIOLINERX LTD. (the “Company”), of our report dated March 23, 2015, relating to the financial statements of the Company, which appears in this Form 20-F.

Tel-Aviv, Israel March 23, 2015	/s/ Kesselman & Kesselman Certified Public Accountants (Isr.) A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 68125, Israel, P.O Box 452 Tel-Aviv 61003  Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.co.il
Kesselman & Kesselman is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity